AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), is dated as of December 22, 2008 and is entered into between Endurance Specialty Holdings Ltd. (the “Company”), and Kenneth J. LeStrange (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of May 31, 2007 (the “Original Employment Agreement”) in order to embody the terms of the Executive’s continued employment; and

WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement and the Executive desires to enter into this Agreement in order to revise the terms and provisions of the Original Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE I.

Definitions

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Business” shall mean the brokerage, underwriting, advising or consulting of or with respect to any line of property or casualty insurance or reinsurance underwritten by the Company or any of its divisions, subsidiaries or affiliates as an insurer or reinsurer during the Term.

1.3 "Cause" shall mean:

(a) any willful and material act of fraud, embezzlement or theft by the Executive in connection with his duties hereunder or in the course of his employment hereunder or the Executive's admission or conviction of, or plea of nolo contendere to either, (i) a felony or (ii) a misdemeanor involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(b) any gross negligence or willful misconduct of the Executive resulting in a demonstrable and material economic loss to the Company or any of its subsidiaries;

(c) any willful breach by the Executive of any one or more of the covenants contained in Section 5.2, 5.3, 5.4 or 5.5 hereof, provided the Executive has received 15 calendar days’ prior written notice of such breach in accordance with Section 7.3 of this Agreement; or

(d) any willful and material violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries. For purposes of determining Cause, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

1.4 “Change in Control” shall mean:

(a) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding ordinary shares, par value $1.00 per share, of the Company (the "Outstanding Ordinary Shares") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors pursuant to the Bye-Laws of the Company (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition of Change in Control; provided, further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Ordinary Shares or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board within a 24 month period; provided, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) the consummation of a reorganization, amalgamation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 55% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of the Company.

1.5 “Change in Control Period” shall mean the period commencing six months prior to the date of a Change in Control and ending on the second annual anniversary of the date of a Change in Control.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Confidential Information” shall mean any confidential or proprietary information, trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its divisions, subsidiaries or affiliates, or that the Company or any of its divisions, subsidiaries or affiliates may have received belonging to suppliers, customers or others who do business with the Company or any of its divisions, subsidiaries or affiliates.

1.8 "Date of Separation from Service" shall mean the following:

(a) if the Executive's employment is terminated for Cause, the date specified in the Notice of Separation from Service;

(b) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;

(c) if the Executive's employment is terminated for Disability, 15 calendar days after the Notice of Separation from Service is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 15 calendar day period);

(d) if the Executive's employment is terminated by the Executive with Good Reason, 30 calendar days after the Notice of Separation from Service is given (provided that the Company shall not have cured the event giving rise to the Executive’s right to voluntary separation from service for Good Reason during such 30 calendar day period); and

(e) if the Executive's employment is terminated by the Executive or the Company for any other reason, the date specified in the Notice of Separation from Service (which, in the case of a separation from service by the Executive, shall not be less than 14 calendar days nor more than 30 calendar days from the date such Notice of Separation from Service is given).

1.9 “Disability” shall mean any condition which (i) prevents the Executive from substantially performing his duties under this Agreement for a period of at least 120 consecutive days, or 180 non-consecutive days within any 365-day period, and (ii) causes the Executive to become eligible for the Company’s long-term disability plan.

1.10 “Good Reason” shall mean:

(a) a material diminution in the Executive’s base compensation;

(b) a material diminution in the Executive’s authority, duties or responsibilities;

(c) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(d) a material diminution in the budget over which the Executive retains authority;

(e) a material change in the geographic location at which the Executive must perform the services which are the subject of this Agreement; or

(f) any other action or inaction that constitutes a material breach by the Company of this Agreement.

1.11 “Maximum Annual Incentive Compensation Percentage” shall mean the percentage set forth as the Maximum Annual Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board; provided that any such adjustment shall not cause the sum of the Maximum Annual Incentive Compensation Percentage plus the Maximum Long-Term Compensation Percentage to be lower than the sum of the Maximum Annual Incentive Compensation Percentage plus the Maximum Long-Term Compensation Percentage set forth in Exhibit A.

1.12 “Maximum Long-Term Incentive Compensation Percentage” shall mean the percentage set forth as the Maximum Long-Term Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board; provided that any such adjustment shall not cause the sum of the Maximum Annual Incentive Compensation Percentage plus the Maximum Long-Term Compensation Percentage to be lower than the sum of the Maximum Annual Incentive Compensation Percentage plus the Maximum Long-Term Compensation Percentage set forth in Exhibit A.

1.13 "Notice of Separation from Service" shall mean a notice that shall indicate the specific separation from service provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for separation from service of the Executive's employment under the provision so indicated.

1.14 “Target Annual Incentive Compensation Percentage” shall mean the percentage set forth as the Target Annual Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board; provided that any such adjustment shall not cause the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage to be lower than the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage set forth in Exhibit A.

1.15 “Target Long-Term Incentive Compensation Percentage” shall mean the percentage set forth as the Target Long-Term Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board; provided that any such adjustment shall not cause the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage to be lower than the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage set forth in Exhibit A.

1.16 “Term” shall mean the term of employment of the Executive with the Company, which shall commence as of the date first written above and continue until the earlier of (a) the first anniversary of the date first written above or (b) the Executive’s Date of Separation from Service, and shall be subject to successive one year renewals in accordance with Section 3.1.

1.17 “Threshold Annual Incentive Compensation Percentage” shall mean the percentage set forth as the Threshold Annual Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board.

1.18 “Threshold Long-Term Incentive Compensation Percentage” shall mean the percentage set forth as the Threshold Long-Term Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board.

ARTICLE II.

Employment, Duties and Responsibilities

2.1 Employment. During the Term, the Company agrees to employ the Executive and the Executive hereby agrees to be employed as the Chairman of the Board, President and Chief Executive Officer of the Company upon the terms and subject to the conditions contained in this Agreement.

2.2 Duties and Responsibilities. The Executive shall report exclusively to the Board. The Executive shall have such duties and responsibilities during the Term as specified by the Board. The Executive’s duties and responsibilities may be modified by the Board from time to time in a manner consistent with the Executive’s position. The Executive agrees to continue to serve as a director and/or officer of any subsidiary of the Company at a level commensurate with his position as may be reasonably requested by the Board.

2.3 Base of Operation. The Executive’s principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Pembroke, Bermuda; provided, however, that the Executive shall perform such duties and responsibilities outside of Pembroke, Bermuda as shall from time to time be reasonably necessary to fulfill his obligations hereunder. The Company and the Executive may at any time during the Term mutually agree to change the principal base of operation for the performance of the Executive’s duties and responsibilities. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with any tax operating guidelines promulgated from time to time by the Board.

ARTICLE III.

Term

3.1 Term. The employment of the Executive under this Agreement shall be for the Term. The Term shall be extended for successive one-year periods as of each annual anniversary date of the date first written above (each, a “Renewal Date”) unless, with respect to any such Renewal Date, either party hereto gives the other party at least 90 days prior written notice of its election not to so extend the Term.

ARTICLE IV.

Compensation and Expenses

4.1 Salary, Bonuses, Incentive Awards and Benefits. As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled, during the Term, to the following (subject, in each case, to the provisions of Article VI hereof):

(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary of $1,000,000 per annum, effective as of January 1, 2007 and subject to increase from time to time as determined by the Board (“Base Salary”). The Executive’s Base Salary shall be payable in accordance with the Company’s normal payroll procedures and shall not during the Term be reduced without the written consent of the Executive.

(b) Annual Incentive Compensation. The Executive shall be eligible each calendar year for incentive compensation payable in cash (“Annual Incentive Compensation”), the amount of which shall be between the Threshold Annual Incentive Compensation Percentage and the Maximum Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the immediately preceding December 31st and shall be determined by the Board. The Annual Incentive Compensation shall be based upon the performance of the Company, determined in accordance with performance criteria established by the Board (following consultation with the Executive) at the commencement of each calendar year. The performance criteria for the determination of the Executive’s Annual Incentive Compensation for the 2008 calendar are as set forth on Exhibit A attached hereto. The Annual Incentive Compensation payable to the Executive upon the Company attaining the target financial performance agreed by the Executive and the Board at the commencement of each calendar year shall be the Target Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the immediately preceding December 31st. The Annual Incentive Compensation shall be paid to the Executive at the same time as annual incentive compensation is paid to other employees of the Company in accordance with the Company’s normal payroll procedures and shall be conditioned upon the Executive’s continued employment with the Company through and including the scheduled date of payment of annual incentive compensation by the Company to its employees generally.

(c) Equity Incentive Awards. The Executive shall also be eligible each calendar year during the Term for incentive compensation in the form of equity incentive awards (the “Equity Incentive Awards”), the amount of which shall be between the Threshold Long Term Incentive Compensation Percentage and the Maximum Long-Term Incentive Compensation Percentage of the Executive’s Base Salary as of the immediately preceding December 31st and shall be determined by the Board. The Equity Incentive Awards shall be based upon the performance of the Company, determined in accordance with performance criteria established by the Executive and the Board at the commencement of each calendar year. The performance criteria for the determination of the Executive’s

Equity Incentive Award for the 2008 calendar are as set forth on Exhibit A attached hereto. The Equity Incentive Award deliverable to the Executive upon the Company attaining the target financial performance agreed by the Executive and the Board at the commencement of each calendar year shall be the Target Long-Term Incentive Compensation Percentage of the Executive’s Base Salary as of the immediately preceding December 31st. The Equity Incentive Awards shall be delivered to the Executive at the same time as equity incentive awards are delivered to other employees of the Company in accordance with the Company’s normal procedures and shall be conditioned upon the Executive’s continued employment with the Company through and including the scheduled date of delivery of equity incentive awards by the Company to its employees generally. The Equity Incentive Awards shall be in a form determined by the Board, consistent with equity incentive awards to employees of the Company generally and shall be issued in accordance with the terms of the equity incentive plans of the Company, as amended through the date hereof and hereafter from time to time (the “Plans”). The Executive shall enter into separate award agreements with respect to such Equity Incentive Awards and his rights with respect to such Equity Incentive Awards shall be governed by the Plans and such award agreements.

(d) Housing Expense Reimbursement. The Company shall reimburse the Executive for expenses relating to the rental and maintenance of the Executive’s residence in Bermuda which are properly and reasonably incurred by the Executive during the Term and are reimbursable under the Company’s housing expense reimbursement policy, as amended from time to time. Prior to such payment the Executive shall provide to the Company any written substantiation for such expenses requested by the Company. The maximum amount of rental and maintenance expenses the Company shall reimburse the Executive pursuant to this Section 4.1(d) shall be $200,000 per 12 month period, which maximum amount shall be prorated if the Executive’s employment with the Company terminates prior to the scheduled expiration of the Term.

(e) Travel Reimbursement. During the Term, the Company shall provide the Executive in connection with business travel (to and from Bermuda and elsewhere as required) with at least 400 hours of usage of a Learjet 60 or comparable private aircraft. If a private aircraft is not available for any one or more of the Executive's business travels, in lieu thereof the Company shall reimburse the Executive for his cost of first class travel on a commercial airline during the Term. In connection therewith, the Executive shall be entitled to participate during the Term, at the Company's expense, in an air travel club selected by the Executive. Prior to such payment the Executive shall provide to the Company any written substantiation for such expenses requested by the Company.

(f) Tax Gross-Up. To the extent that the Executive incurs any United States federal or state ordinary income tax liability on account of the housing expense reimbursement and travel expense reimbursement specified in Section 4.1(d) and (e) hereof, the Company shall reimburse the Executive for all such tax liability incurred and all United States federal and state ordinary income tax liability incurred as a result of the tax gross-up payments specified pursuant to this Section 4.1(f).

(g) Tax Preparation Expense Reimbursement. The Company shall reimburse the Executive for the reasonable cost of the preparation of the Executive’s home country federal and state income tax returns by KPMG, or an alternate tax preparation service provider elected by the Executive and approved by the Company, for those calendar years falling entirely within the Term; provided that the maximum amount of tax preparation expense reimbursable by the Company pursuant to this sentence shall be $2,500 per annum. Prior to such payment the Executive shall provide to the Company any written substantiation for such expenses requested by the Company.

(h) Benefits. The Executive shall be eligible to participate in such 401(k) savings plan, life insurance, health insurance, disability insurance and major medical insurance benefits, and in such other employee benefit plans and programs for the benefit of the employees and officers of the Company generally, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other employees of the Company, subject to the terms and provisions of such plan or program.

(i) Vacation. The Executive shall be entitled to 25 paid vacation days per annum, to be taken in the Executive’s discretion, in a manner consistent with the Executive’s obligations to the Company under this Agreement. Up to a maximum of 5 accrued and unused vacation days may be carried over each calendar year.

(j) Indemnification/Liability Insurance. The Company shall indemnify the Executive as required by the Bye-laws of the Company, and may maintain customary insurance policies providing for indemnification of the Executive. In addition to the foregoing, the Executive and the Company agree to enter into the Indemnification Agreement attached hereto as Exhibit B concurrent with the execution and delivery of this Agreement.

4.2 Expenses; Other Benefits. During the Term, the Company shall provide the Executive with the following expense reimbursements and perquisites:

(a) Business Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time.

(b) Other Benefits. The Company may also provide for or withdraw other benefits for the Executive as it determines from time to time during the Term, consistent with practices governing similarly situated senior executives of the Company.

4.3 Tax Withholding. The Company shall be permitted to deduct from the amounts payable to the Executive pursuant to this Agreement the amount of taxes that the Company is required to withhold pursuant to applicable laws, rules and regulations.

ARTICLE V.

Exclusivity, Etc.

5.1 Exclusivity. The Executive agrees to devote substantially all the Executive's full working time, attention and energies during normal business hours to the performance of the Executive's duties for the Company; provided that the Executive may engage in charitable, civic or community activities, serve on corporate boards or committees, manage personal investments, and deliver lectures and fulfill speaking engagements, but only if, and to the extent that, such activities do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in Sections 5.2, 5.3, 5.4 or 5.5 hereof.

5.2 Non-Competition; Non-Solicitation.

(a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Non-Competition. The Executive agrees that during the Term and the period from the Date of Separation from Service until the 12 month anniversary of the Date of Separation from Service, the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, broker, advisor, employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business in any geographic area in which the Company or any of its subsidiaries is then conducting the Business.

(c) Non-solicitation. The Executive further agrees that during the Term and the period from the Date of Separation from Service until the 12 month anniversary of the Date of Separation from Service, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the Business, call on, service, solicit or otherwise do business with any customer of the Company or any of its divisions, subsidiaries or affiliates.

(d) Exceptions. Nothing in this Section 5.2 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

5.3 Confidential Information.

(a) General. The Executive agrees that the Executive will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any Confidential Information which he may have learned in connection with his employment hereunder.

(b) Exceptions. The Executive’s obligation under this Section 5.3 shall not apply to any information which (i) is disclosed or used during the Term by the Executive as required or appropriate in connection with his duties as Chairman, President and Chief Executive Officer of the Company, (ii) is disclosed as required by a court of law, by any governmental agency having supervisory authority over the business of the Company or any of its divisions, subsidiaries or affiliates or by any administrative or legislative body, including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information, (iii) is disclosed to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (iv) is known publicly; (v) is in the public domain or hereafter enters the public domain without the fault of the Executive; (vi) is known to the Executive prior to his receipt of such information from the Company or any of its divisions, subsidiaries or affiliates, as evidenced by written records of the Executive or (vii) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company or any of its divisions, subsidiaries or affiliates.

(c) Executive Obligations. The Executive agrees that he shall, immediately after he gains knowledge of any required disclosure of Confidential Information pursuant to clause (ii) of subsection (b) above, give the Company written notice promptly upon obtaining knowledge of the required disclosure of Confidential Information and, in any event, prior to such required disclosure of Confidential Information, and use commercially reasonable efforts to cooperate with the Company (at the Company’s sole expense) in obtaining an adequate protective order for such Confidential Information. The Executive further agrees to properly advise any recipient of Confidential Information pursuant to clause (iii) of subsection (b) above of the obligations of the Executive hereunder, to obtain the agreement of such recipient to be bound by the terms of this Section 5.3 as if a signatory to this Agreement and to be responsible for any breach by any such recipient of the terms of this Section 5.3. The Executive further agrees not to remove from the premises of the Company, or as applicable, the premises of any of its divisions, subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company, its divisions, subsidiaries or affiliates, or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any Confidential Information. On or before the Date of Separation from Service, the Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by the Executive or under the Executive’s control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such Confidential Information shall be retained by the Executive.

5.4 Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets, proprietary ideas, trademarks, trade names, Internet domain names, writings, and copyrightable works that are conceived by the Executive or developed or acquired by the Executive during the Term in connection with the Executive’s employment by the Company, the Executive’s duties to the Company and the business of the Company or any of its subsidiaries or affiliates (“Developments”); provided, that the foregoing assignment shall not apply to writings and copyrightable works of a general nature about the Executive’s experience at the Company or about the insurance industry that are created by the Executive outside of the Executive’s duties and outside of normal working hours, subject in all cases to Section 5.3. The Executive agrees to disclose fully all such Developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

5.5 Non-Disparagement. Each party hereto acknowledges and agrees that such party will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party and, in the case of the Company, its officers, directors, partners, employees, affiliates or agents thereof, in either a professional or personal manner, except that the foregoing shall not limit normal competitive activities; provided that, in the case of the Executive, such competitive activities are in compliance with the Executive’s obligations under Section 5.2.

5.6 Remedies. The Executive acknowledges that the Company’s remedy at law for a breach by him of the provisions of this Article V will be inadequate. Accordingly, in the event of a breach or threatened breach by the Executive of any provision of this Article V, the Company shall be entitled to injunctive relief (without posting a bond or other security) in addition to any other remedy it may have. If any of the provisions of, or covenants continued in, this Article V are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If, at any time of enforcement of this Article V, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law provided, however, that the determination of such court or arbitrator shall not affect the enforceability of this Article V in any other jurisdiction.. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Article V.

5.7 Blue Pencil. If, at any time, the provisions of this Article V shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Article V shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter. The Executive and the Company agree that this Article V as amended pursuant to the immediately preceding sentence, shall be valid and binding as though any invalid or unenforceable provision had not been included therein.

ARTICLE VI.

Separation from Service

6.1 Involuntary Separation from Service

(a) Separation from Service for Cause. The Company shall have the right to sever the Executive’s service with the Company at any time for Cause by delivery of a Notice of Separation from Service.

(b) Death. In the event the Executive dies during the Term, the Executive’s service with the Company shall automatically be severed, such separation from service to be effective on the date of the Executive’s death.

(c) Disability. In the event that the Executive suffers a Disability, the Company shall have the right to sever the Executive’s service with the Company by delivery of a Notice of Separation from Service.

(d) Separation from Service Without Cause. The Company may at any time sever the Executive’s service with the Company by delivery of a Notice of Separation from Service for any reason other than Cause or the Executive’s death or disability.

6.2 Executive Separation from Service.

(a) Separation from Service without Good Reason. The Executive may sever his service with the Company at any time without Good Reason by delivery of a Notice of Separation from Service to the Company.

(b) Separation from Service with Good Reason. The Executive may sever his service with the Company for Good Reason only by delivery of Notice of Separation from Service to the Company within 30 calendar days of the Executive first becoming aware of the circumstances giving rise to the Executive’s right to sever his service with the Company for Good Reason.

6.3 Notice of Separation from Service. Any purported separation of the Executive's service with the Company (other than separation from service pursuant to Section 6.1(b) hereof) shall be communicated by written Notice of Separation from Service to the other party hereto delivered in accordance with Section 7.3 hereof.

6.4 Effect of Separation from Service.

(a) Separation from Service by Company for Cause or by Executive without Good Reason. In the event of any severance of the Executive’s service with the Company during the Term (x) by the Company for Cause or (y) by the Executive without Good Reason, the Company shall pay to or provide the Executive with the following compensation and benefits:

(i) Any earned but unpaid Base Salary up to and including the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ii) Any unreimbursed business expenses incurred by the Executive in the performance of his duties for the Company prior to the Date of Separation from Service, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses, payable in accordance with the Company’s customary business expense reimbursement procedures;

(iii) The Executive’s Base Salary for any vacation days accrued and unused (determined in accordance with Company policy) by the Executive from the immediately preceding January 1st until the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(iv) Any housing expense reimbursement payable in accordance with Section 4.1(d) until the earlier of (A) the end of the lease for the Executive’s residence in Bermuda or (B) the three month anniversary of the Date of Separation from Service, payable in accordance with the Company’s customary business housing allowance reimbursement procedures; and

(v) Any other benefits available to employees of the Company generally, through and including the Date of Separation from Service, payable or deliverable in accordance with the terms and conditions applicable to such benefits.

(b) Separation from Service as a Result of Death or Disability. In the event of any severance of the Executive’s service with the Company during the Term as a result of the Executive’s death or Disability, the Company shall pay to or provide the Executive (or the Executive’s heirs) with the following compensation and benefits:

(i) Any earned but unpaid Base Salary up to and including the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ii) Any earned but unpaid Annual Incentive Compensation for the last completed calendar year during the Term, which Annual Incentive Compensation shall be determined (A) in accordance with the Company’s annual incentive plan, (B) utilizing the Threshold Annual Incentive Compensation Percentage, Maximum Annual Incentive Compensation Percentage, Target Annual Incentive Compensation Percentage and performance criteria previously established by the Board for such completed calendar year in accordance with Section 4.1(b) and (C) by the Board (1) without the exercise by the Board of any discretionary adjustment to such Annual Incentive Compensation and (2) with the Board ascribing to any individual evaluation of the Executive the same result as occurs based upon the Company’s performance under its annual incentive plan, and which Annual Incentive Compensation shall be payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(iii) A cash sum equal to the Target Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the Date of Separation from Service multiplied by a fraction (x) the numerator of which is the number of calendar days elapsed in the calendar year up to and including the Date of Separation from Service and (y) the denominator of which is 365, payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(iv) Any unreimbursed business expenses incurred by the Executive in the performance of his duties for the Company prior to the Date of Separation from Service, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses, payable in accordance with the Company’s customary business expense reimbursement procedures;

(v) The Executive’s Base Salary for any vacation days accrued and unused (determined in accordance with Company policy) by the Executive from the immediately preceding January 1st until the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(vi) Any housing expense reimbursement payable in accordance with Section 4.1(d) until the earlier of (A) the end of the lease for the Executive’s residence in Bermuda or (B) the three month anniversary of the Date of Separation from Service, payable in accordance with the Company’s customary business housing allowance reimbursement procedures;

(vii) Reimbursement for the reasonable cost of the preparation of the Executive’s home country federal and state income tax returns by KPMG, or an alternate tax preparation service provider elected by the Executive and approved by the Company, for the calendar year during which the Date of Separation from Service occurred; provided that the maximum amount of tax preparation expense reimbursable by the Company pursuant hereto shall be $2,500 and the Company shall have received from the Executive satisfactory written substantiation for such tax expenses, which reimbursement shall be payable on the later to occur of the six month anniversary of the Date of Separation from Service or 15 business days after the submission to the Company of satisfactory written substantiation for such tax expenses;

(viii) Any proper and reasonable expense reimbursement relating to the relocation of the Executive’s residence from Bermuda, in the event the Executive and the Executive’s family relocate their permanent residence from Bermuda during the 12 months immediately following the Date of Separation from Service, which relocation expense reimbursement shall be made in a manner agreeable to the Company and the Executive and subject to receipt by the Company of satisfactory written substantiation for such relocation expenses, which reimbursement shall be payable on the later to occur of the six month anniversary of the Date of Separation from Service or15 business days after the submission to the Company of satisfactory written substantiation for such relocation expenses; and

(ix) Any other benefits available to employees of the Company generally, through and including the Date of Separation from Service, payable or deliverable in accordance with the terms and conditions applicable to such benefits.

(c) Separation from Service by the Company without Cause or by the Executive with Good Reason other than During a Change in Control Period. In the event of any severance of the Executive’s service with the Company during the Term (x) by the Company without Cause or (y) by the Executive with Good Reason, in either case other than during a Change in Control Period, the Company shall pay to or provide the Executive with the following compensation and benefits:

(i) Any earned but unpaid Base Salary up to and including the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ii) Any earned but unpaid Annual Incentive Compensation for the last completed calendar year during the Term, which Annual Incentive Compensation shall be determined (A) in accordance with the Company’s annual incentive plan, (B) utilizing the Threshold Annual Incentive

Compensation Percentage, Maximum Annual Incentive Compensation Percentage, Target Annual Incentive Compensation Percentage and performance criteria previously established by the Board for such completed calendar year in accordance with Section 4.1(b) and (C) by the Board (1) without the exercise by the Board of any discretionary adjustment to such Annual Incentive Compensation and (2) with the Board ascribing to any individual evaluation of the Executive the same result as occurs based upon the Company’s performance under its annual incentive plan, and which Annual Incentive Compensation shall be payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(iii) A cash sum equal to the Target Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the Date of Separation from Service multiplied by a fraction (x) the numerator of which is the number of calendar days elapsed from the January 1st immediately preceding the Date of Separation from Service to the Date of Separation from Service and (y) the denominator of which is 365, payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(iv) A cash sum equal to the average Annual Incentive Compensation paid by the Company to the Executive in respect of the three most recent completed calendar years, payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(v) A cash sum equal to six months of the Executive’s Base Salary, payable on the six month anniversary of the Date of Separation from Service and, thereafter, the continuation of the Executive’s Base Salary, paid in accordance with the Company’s payroll policy, from the six month anniversary of the Date of Separation from Service to the twelve month anniversary of the Date of Separation from Service, if any;

(vi) A cash sum equal to the product of the following:

(A) the greater of (I) the unvested Equity Incentive Awards lapsing immediately following the Date of Separation from Service which, absent such Date of Separation from Service, would otherwise vest during the 12 month period immediately following the Date of Separation from Service and (II) 50% of the Equity Incentive Awards lapsing immediately following the Date of Separation from Service, multiplied by

(B) either (x) the per share closing price on the New York Stock Exchange for Endurance Specialty Holdings Ltd. ordinary shares on the Date of Separation from Service for Equity Incentive Awards with no exercise price or (y) the difference between (1) the per share closing price on the New York Stock

Exchange for Endurance Specialty Holdings Ltd. ordinary shares on the Date of Separation from Service and (2) the applicable per share exercise price for Equity Incentive Awards with an exercise price, payable within 15 business days of the six month anniversary of the Date of Separation from Service.

(vii) The continuation during the 12 months immediately following the Date of Separation from Service of the eligibility of the Executive, his spouse and his dependent children to participate in the Company's medical, dental, vision and life insurance plans in which the Executive, his spouse and his dependent children participated immediately preceding the Date of Separation from Service; provided, however, that participation in such medical, dental, vision and life insurance plans shall be subject to the Executive’s payment of the applicable employee portion of the monthly premium cost, if any.

(viii) Any unreimbursed business expenses incurred by the Executive in the performance of his duties for the Company prior to the Date of Separation from Service, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses, payable in accordance with the Company’s customary business expense reimbursement procedures;

(ix) The Executive’s Base Salary for any vacation days accrued and unused (determined in accordance with Company policy) by the Executive from the immediately preceding January 1st until the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(x) Any housing expense reimbursement payable in accordance with Section 4.1(d) until the earlier of (A) the end of the lease for the Executive’s residence in Bermuda or (B) the three month anniversary of the Date of Separation from Service, payable in accordance with the Company’s customary business housing allowance reimbursement procedures;

(xi) Reimbursement for the reasonable cost of the preparation of the Executive’s home country federal and state income tax returns by KPMG, or an alternate tax preparation service provider elected by the Executive and approved by the Company, for the calendar year during which the Date of Separation from Service occurred; provided that the maximum amount of tax preparation expense reimbursable by the Company pursuant hereto shall be $2,500 and the Company shall have received from the Executive satisfactory written substantiation for such tax expenses, which reimbursement shall be payable on the later to occur of the six month anniversary of the Date of Separation from Service or 15 business days after the submission to the Company of satisfactory written substantiation for such tax expenses;

(xii) Any proper and reasonable expense reimbursement relating to the relocation of the Executive’s residence from Bermuda, in the event the Executive and the Executive’s family relocate their permanent residence from Bermuda during the 12 months immediately following the Date of Separation from Service, which relocation expense reimbursement shall be made in a manner agreeable to the Company and the Executive and subject to receipt by the Company of satisfactory written substantiation for such relocation expenses, which reimbursement shall be payable on the later to occur of the six month anniversary of the Date of Separation from Service or 15 business days after the submission to the Company of satisfactory written substantiation for such relocation expenses; and

(xiii) Any other benefits available to employees of the Company generally, through and including the Date of Separation from Service, payable or deliverable in accordance with the terms and conditions applicable to such benefits.

(d) Separation from Service by the Company without Cause or by the Executive with Good Reason During a Change in Control Period. In the event of any severance of the Executive’s service with the Company during the Term (x) by the Company without Cause or (y) by the Executive with Good Reason, in each case during a Change in Control Period, the Company shall pay to or provide the Executive with the following compensation and benefits:

(i) Any earned but unpaid Base Salary up to and including the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ii) Any earned but unpaid Annual Incentive Compensation for the last completed calendar year during the Term, which Annual Incentive Compensation shall be determined (A) in accordance with the Company’s annual incentive plan, (B) utilizing the Threshold Annual Incentive Compensation Percentage, Maximum Annual Incentive Compensation Percentage, Target Annual Incentive Compensation Percentage and performance criteria previously established by the Board for such completed calendar year in accordance with Section 4.1(b) and (C) by the Board (1) without the exercise by the Board of any discretionary adjustment to such Annual Incentive Compensation and (2) with the Board ascribing to any individual evaluation of the Executive the same result as occurs based upon the Company’s performance under its annual incentive plan, and which Annual Incentive Compensation shall be payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(iii) A cash sum equal to the Target Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the Date

of Separation from Service multiplied by a fraction (x) the numerator of which is the number of calendar days elapsed in the calendar year up to and including the Date of Separation from Service and (y) the denominator of which is 365, payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(iv) A cash sum equal to (A) two times the Executive’s annual Base Salary as of the Date of Separation from Service plus (B) two times the average Annual Incentive Compensation paid by the Company to the Executive in respect of the three most recent completed calendar years, payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(v) A cash sum equal to (A) the product of the unvested Equity Incentive Awards lapsing immediately following the Date of Separation from Service multiplied by (B) either (x) the per share closing price on the New York Stock Exchange for Endurance Specialty Holdings Ltd. ordinary shares on the Date of Separation from Service for Equity Incentive Awards with no exercise price or (y) the difference between (1) the per share closing price on the New York Stock Exchange for Endurance Specialty Holdings Ltd. ordinary shares on the Date of Separation from Service and (2) the applicable per share exercise price for Equity Incentive Awards with an exercise price, payable within 15 business days of the six month anniversary of the Date of Separation from Service;

(vi) The continuation during the period from the Date of Separation from Service until the 24 month anniversary of the Date of Separation from Service, of the eligibility of the Executive, his spouse and his dependent children to participate in the Company's medical, dental, vision and life insurance plans in which the Executive, his spouse and his dependent children participated immediately preceding the Date of Separation from Service; provided, however, that participation in such medical, dental, vision and life insurance plans shall be subject to the Executive’s payment of the applicable employee portion of the monthly premium cost, if any;

(vii) Any unreimbursed business expenses incurred by the Executive in the performance of his duties for the Company prior to the Date of Separation from Service, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses, payable in accordance with the Company’s customary business expense reimbursement procedures;

(viii) The Executive’s Base Salary for any vacation days accrued and unused (determined in accordance with Company policy) by the Executive from the immediately preceding January 1st until the Date of

Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ix) Any housing expense reimbursement payable in accordance with Section 4.1(d) until the earlier of (A) the end of the lease for the Executive’s residence in Bermuda or (B) the three month anniversary of the Date of Separation from Service, payable in accordance with the Company’s customary business housing allowance reimbursement procedures;

(x) Reimbursement for the reasonable cost of the preparation of the Executive’s home country federal and state income tax returns by KPMG, or an alternate tax preparation service provider elected by the Executive and approved by the Company, for the calendar year during which the Date of Separation from Service occurred; provided that the maximum amount of tax preparation expense reimbursable by the Company pursuant hereto shall be $2,500 per annum and the Company shall have received from the Executive satisfactory written substantiation for such tax expenses, which reimbursement shall be payable on the later to occur of the six month anniversary of the Date of Separation from Service or 15 business days after the submission to the Company of satisfactory written substantiation for such tax expenses;

(xi) Any proper and reasonable expense reimbursement relating to the relocation of the Executive’s residence from Bermuda, in the event the Executive and the Executive’s family relocate their permanent residence from Bermuda during the 12 months immediately following the Date of Separation from Service, which relocation expense reimbursement shall be made in a manner agreeable to the Company and the Executive and subject to receipt by the Company of satisfactory written substantiation for such relocation expenses, which reimbursement shall be payable on the later to occur of the six month anniversary of the Date of Separation from Service or15 business days after the submission to the Company of satisfactory written substantiation for such relocation expenses; and

(xii) Any other benefits available to employees of the Company generally, through and including the Date of Separation from Service, payable or deliverable in accordance with the terms and conditions applicable to such benefits.

6.5 Section 280G Gross Up.

(a) Gross-Up Obligation. In the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in either case, within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder

(a “Change in Ownership”), to or for the benefit of the Executive (the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, subject to the limitation in Section 6.5(b), the Company shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax, but excluding any taxes or penalties under Section 409A of the Code) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(b) Limitation on Gross-Up Obligation. In the event the Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 6.4(d)(iv), unless an alternative method of reduction is elected by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(c) Method of Determining Gross-Up. All determinations required to be made under this Section 6.5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by KPMG, or such other public accounting firm as shall be mutually agreed by the Company and the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company in connection with the performance of the services hereunder. The Executive shall cooperate with the Company and the Accounting Firm in connection with the determination of the Gross-Up Payment. The Gross-Up Payment under this Section 6.5 with respect to any Payments made to the Executive shall be made no later than the earlier of (i) 30 calendar days following the final determination of the amount of the Gross-Up Payment by the Accounting Firm or (ii) the end of the taxable year following the taxable year during which the Excise Tax is paid by the Executive. The final determination of the amount of the Gross-Up Payment by the Accounting Firm shall be binding upon the Company and the Executive. The parties hereto agree to cooperate with each other and the Accounting Firm in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(d) Underpayment or Overpayment of Gross-Up. In the event that the calculations prepared by the Accounting Firm result in the Gross-Up Payment made by the Company on behalf of the Executive being in excess of the amount (“Overpayment”) or insufficient to fulfill the Company’s obligations under Section 6.5(a), subject to the limitation set forth in Section 6.5(b) (“Underpayment”), the Accounting Firm, upon receipt of written notice from either the Executive or the Company, with a copy to the other party to this Agreement, shall determine the amount of the Underpayment or Overpayment, if any. In the event the Accounting Firm determines there is an Underpayment, the Company shall promptly pay to the Executive the amount of such Underpayment, which payment shall be made by the Company no later than the end of the taxable year following the taxable year during which the Excise Tax is paid by the Executive. In the event there is an Overpayment, the Executive shall promptly pay to the Company the amount of the Overpayment; provided, that in the event the Executive has previously paid the applicable Excise Tax to the Internal Revenue Service, the Executive shall not be obligated to pay to the Company the amount of the Overpayment until the Executive has received the applicable refund from the Internal Revenue Service. All fees and expenses of the Accounting Firm in calculating the Underpayment or Overpayment shall be borne solely by the Company. The Executive shall cooperate with the Company and the Accounting Firm in connection with the determination of the Underpayment or Overpayment.

6.6 Executive Release. The execution by the Executive of the Executive Release attached hereto as Exhibit C shall be a condition precedent to the delivery to the Executive by the Company of any payment or benefit under Section 6.4(c) or Section 6.4(d). In addition, the Executive Agrees that, to the extent applicable, a portion of the payments made by the Company to the Executive under Section 6.4(c) or Section 6.4(d) shall be deemed severance pay in lieu of notice under the Bermuda Employment Act 2000 and that the Company shall have no other liability to the Executive thereunder.

6.7 Resignations. The resignation by the Executive from all director and officer positions held by the Executive with the Company and any subsidiary or affiliate of the Company shall be a condition precedent to the delivery to the Executive by the Company of any payment or benefit under Section 6.4 (other than in connection with a separation of the Executive’s service with the Company as a result of the Executive’s death).

6.8 Compliance with Restrictive Covenants. The Executive’s continued compliance with the restrictive covenants set forth in Sections 5.2, 5.3, 5.4 and 5.5 shall be a condition precedent to the receipt by the Executive of the payments and benefits set forth in Sections 6.4(b)(iii), 6.4(b)(vii), 6.4(b)(viii), 6.4(c)(iii), 6.4(c)(iv), 6.4(c)(v), 6.4(c)(vi), 6.4(c)(vii), 6.4(c)(xi), 6.4(c)(xii), 6.4(d)(iii), 6.4(d)(iv), 6.4(d)(v), 6.4(d)(vi), 6.4(d)(x) and 6.4(d)(xi) on or after the Date of Separation from Service and, in the event the Executive breaches one or more of the covenants set forth in Sections 5.2, 5.3, 5.4 or 5.5, the Company shall be entitled to recover from the Executive the value of any payment or benefit made or provided by the Company to the Executive pursuant to the above-referenced Sections of this Agreement on and after the first date of such breach.

6.9 Equity Incentive Awards. The Executive’s rights with respect to his Equity Incentive Awards upon any separation from his service with the Company shall be governed exclusively by the terms and conditions of the Plans and any award agreements executed by the Executive in connection with such Equity Incentive Awards. For the avoidance of doubt, under no circumstances shall the Executive be entitled to any cash payment under Section 6.4(c)(vi) or Section 6.4(d)(v) with respect to any Equity Incentive Award which is either exercisable or convertible in accordance with its terms at any time after the Date of Separation from Service.

6.10 Other Compensation and Benefits. Except as specified in Section 6.4, the Executive shall not be entitled to any compensation, benefits or other payments or distributions, and references in the Executive Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its subsidiaries and affiliates.

6.11 Obligations of the Executive. The Executive shall have no obligations to the Company under this Agreement after the Date of Separation from Service, other than as provided in Sections 6.5 and 6.12, and except and to the extent Sections 5.2, 5.3, 5.4 or 5.5 shall apply.

6.12 Post-Separation from Service Cooperation. Following any separation of the Executive’s service with the Company for any reason, the Executive shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its divisions, subsidiaries or affiliates. For each business day, or part thereof, that the Executive provides assistance as contemplated under this Section 6.12, the Company shall pay the Executive an amount equal to (i) the Executive’s annual Base Salary as in effect on the Date of Separation from Service, divided by (ii) 200. In addition, upon presentment of satisfactory written documentation, the Company will reimburse the Executive for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance. If requested by the Company, the Executive shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

ARTICLE VII.

Miscellaneous

7.1 Life Insurance. The Executive agrees that the Company or any of its divisions, subsidiaries or affiliates may apply for and secure and own insurance on the Executive’s life (in amounts determined by the Company) for the benefit of the Company. The Executive agrees to cooperate fully in the application for and securing of such insurance, including the submission by the Executive to such physical and other examinations, and the answering of such questions and furnishing of such information by the Executive, as may be required by the carrier(s) of such insurance. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its divisions, subsidiaries or affiliates shall be required to obtain any insurance for or on behalf of the Executive.

7.2 Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The Company shall require any successor (whether direct or indirect, by operation of law, purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 7.3) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 7.3), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 7.3:

If to the Company, to:

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Attention: General Counsel

Facsimile: (441) 278-0401

If to the Executive, to the residence address or residence facsimile number of the Executive set forth in the records of the Company.

7.4 Entire Agreement: This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder, including but not limited to the Original Employment Agreement.

7.5 Amendment and Waiver. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

7.6 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.7 Arbitration. Except as otherwise set forth in Section 5.6 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Hamilton, Bermuda administered in accordance with the Arbitration Act 1986, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Executive shall have no right to enforce any of his rights hereunder by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.

7.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of Bermuda, without regard to principles of conflict of laws.

7.9 No Mitigation; No Offset. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, without limiting the generality of this sentence, no payment otherwise required under this Agreement shall be reduced on account of) other employment or otherwise, and payments under this Agreement shall not be subject to offset in respect of any claims which the Company may have against the Executive.

7.10 Attorneys’ Fees. Each party to this Agreement will bear its own expenses in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement; provided, that in the event the Executive prevails on any material claim raised in such dispute or legal proceeding, the Company shall reimburse the Executive for his reasonable out-of-pocket legal fees and expenses incurred in connection with such dispute or legal proceeding.

7.11 Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that the delivery of any cash or benefits to the Executive under this Agreement, or the payment, settlement or deferral thereof, is subject to Section 409A of the Code, such cash or benefits shall be paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise agreed by the Company and the Executive. In the event that the Executive becomes subject to any additional tax under Section 409A(a)(1)(B) of the Code as a direct result of unilateral action taken by the Company without the prior approval of the Executive, the Company shall indemnify and hold the Executive harmless against any such additional tax.

7.12 Termination; Survivorship. This Agreement shall terminate upon the Executive’s separation from service with the Company, except that the respective rights and obligations of the parties under this Agreement as set forth herein shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

7.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.14 Other Agreements. The Executive represents and warrants to the Company that to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.

7.15 Subsidiaries, etc.

(a) Company Obligations. The obligations of the Company under this Agreement may be satisfied by any subsidiary or affiliate of the Company for which the Executive serves as an employee under this Agreement, to the extent such obligations relate to the Executive’s employment by such subsidiary or affiliate.

(b) Company Rights The rights of the Company under this Agreement may be enforced by any Subsidiary or affiliate of the Company for which the Executive serves as an employee under this Agreement, to the extent such rights relate to the Executive’s employment by such subsidiary or affiliate.

7.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel

/s/ Kenneth J. LeStrange Kenneth J. LeStrange